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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 2, 2002

GOLD BANC CORPORATION, INC.
 (Exact name of registrant as specified in its charter)

KANSAS	0-28936	48-1008593

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11301 Nall Avenue, Leawood, Kansas	66211

(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:	(913) 451-8050

None

(Former name or former address, if changed since last report)

Item 5.  Other Events.

Gold Bank Kansas, an affiliate of Gold Banc, in a press release dated January 2, 2002, announced the completion of purchase and assumption agreements for the sale of four Kansas branch locations. Gold Bank has reached an agreement with The Bank of Oberlin, Kansas for the purchase of the Colby, Oberlin, and Norcatur, Kansas's branches, and with Stockgrowers State Bank of Maple Hill, Kansas for the purchase of the Alma, Kansas Gold Bank branch. The purchases are expected to be finalized pending regulatory approval.

Michael W. Gullion, Chairman, and CEO, Gold Banc Corp and President of Gold Bank, Kansas commented, "We are confident that the new ownership for these branches will continue to provide these Gold Bank customers the high level of personal service they have come to depend on." He continued, "R. L. Gaskill, Chairman of The Bank and Max Fuller, President of Stockgrowers State Bank both share our relationship-oriented style of doing business. We look forward to working with both banking groups to make a seamless transition for our customers."

The combined deposits of the Colby, Oberlin and Norcatur branches are approximately $54 million, with total loans of approximately $34 million. Deposits for the Alma branch are approximately $22 million, with total loans of approximately $10 million.

R. L. Gaskill, Chairman and Sumner Schlenk, President of The Bank commented, "We look forward to providing the depositors and borrowers with the services they want us to provide. The Bank was recognized in 1996 as the best all around agricultural lender in the nation, we continue our commitment to serving rural communities."

Max Fuller, President, Stockgrowers State Bank of Maple Hill, commented, "Gold Bank and Stockgrowers State Bank share a strong commitment to serving our communities and we're pleased to be able to grow our franchise with this established location."

"The sale of these branch locations at this time supports our long term strategic goals established by our company," said Gullion. "The capital raised from the sale of these branches will be reinvested in focused growth areas within the company".

Gold Bank, Kansas is an affiliate of Gold Banc, a $2.9 billion financial services company headquartered in Leawood, Kansas. Gold Banc provides business banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma and Florida through 57 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 2, 2002

GOLD BANC CORPORATION, INC.
By:	/s/ RICK TREMBLAY Rick Tremblay, Sr. VP-CFO

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  Item 5. Other Events.
SIGNATURES